Exhibit 10.12.2

Amendment No.1 to Employment Agreement

This Amendment (“Amendment”) to the Employment Agreement, as defined below, is made as of May [●] 2024 by and between Silexion Therapeutics Ltd., an Israeli company (the “Company”) and Ilan Hadar (the “Employee”, and together with the Company, the “Parties”). Capitalized terms that are not specifically defined in this Amendment shall have the meaning given to them in the Employment Agreement, as defined below.

WHEREAS, the Employee entered into an Employment Agreement with the Company dated April 1, 2022 (the “Employment Agreement”); and

WHEREAS, the Parties wish to amend the Employment Agreement by revising certain clauses in connection with a contemplated merger as set forth in that certain Amended and Restated Business Combination Agreement by and between the Company and additional parties as listed therein dated April 3, 2024 (the “Merger” and the “BCA”, respectively); and

WHEREAS, the Amendment shall only enter into force upon the consummation of the Merger pursuant to the BCA (the “Effective Date”), and if such Merger will not be consummated, the Employment Agreement shall remain in force; and

NOW, THEREFORE, the Parties agree to amend the Employment Agreement as follows, from the Effective Date:

1.	Scope of Employment. The scope of employment by the Employee in the Company set out in Section 1.6 of the Employment Agreement shall be 100% of a full-time job.

2.	Increase of Base Salary. The salary of the Employee set out in Section 2.1 of the Employment Agreement shall be increased to a gross monthly sum of NIS 110,000.

3.	Vacation. The Employee vacation entitlement set out in Section 7.1 of the Employment Agreement shall be 24 days for each full calendar year.

4.	Company Car. The Company’s Car Limit Costs set out in Section 8.2 of the Employment Agreement shall be increased to up the total monthly cost of NIS 10,000, and will include also the lease payments as well.

5.	Equity Incentive Compensation. An additional equity incentive compensation to the current compensation set out in Section 9.1 of the Employment Agreement to be granted to the Employee is 38,011 restricted share units (RSUs) of the Company pursuant to the Company’s 2023 Equity Incentive Plan.

6.	Annual Bonus. The Annual Bonus cap set out in Section 10.2 of the Employment Agreement shall be increased to up to 6 monthly salaries.

7.	No Further Changes. Except for the change stated herein, all the other terms of the Employment Agreement shall remain valid and bind the Parties without any change. In any case of a contradiction between the provisions of this Amendment and the provisions of the Employment Agreement, the provisions of this Amendment shall prevail. Without limiting the generality of the foregoing, the term “Employment Agreement” as used in the Employment Agreement shall be deemed to be the Employment Agreement as amended by this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, Employee and Company have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date.

Silexion Therapeutics Ltd.

/s/ Ilan Hadar
Ilan Hadar
Chief Executive Officer

Ilan Hadar

/s/ Ilan Hadar

[Signature Page of Amendment No. 1 to Employment Agreement]